Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-253992 on Form S-8 of Brown-Forman Corporation of our report dated June 23, 2023 appearing in this Annual Report on Form 11-K of Brown-Forman Corporation Savings Plan for Collectively Bargained Employees for the year ended December 31, 2022.

/s/ Crowe LLP
Crowe LLP

South Bend, Indiana
June 23, 2023